                                  EXHIBIT 99.1


For Immediate Release   Contact:        Carl G. Anderson, Jr.  Frederick J. Hirt
March 21, 2005          610-478-3171    610-478-3117

                       ARROW INTERNATIONAL, INC. REPORTS
       PRELIMINARY SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2005 RESULTS

READING, PA, March 21, 2005 - Arrow International, Inc. (Nasdaq: ARRO) today reported preliminary results for its second fiscal quarter and six months ended February 28, 2005 and updates on a series of actions the Company is taking to enhance its operations and processes.

Preliminary net sales for the second quarter of fiscal year 2005 increased 4.8% to $113.5 million from $108.3 million in the second quarter of fiscal year 2004. Preliminary net income, adjusting for certain special items, as described below, increased to $15.9 million in the second fiscal quarter from $15.5 million in the prior fiscal year quarter, an increase of 2.6%. Preliminary diluted earnings per share in the quarter were $0.19 ($0.36 compared to $0.35 diluted earnings per share in the same prior fiscal year period when adjusted for the special items). Second fiscal quarter earnings benefited from a favorable R&D tax credit of $0.4 million or $0.01 per diluted earnings per share. The Company believes that adjustment for the special items may be of assistance to investors because of the anticipated non-recurring nature of those items. However, presentation of the adjusted items is not in accordance with generally accepted accounting principles (GAAP) and the Company has attached to this press release a reconciliation to GAAP of such items.

For the six-month period ended February 28, 2005, preliminary net sales were $226.2 million compared to $211.4 million in the same prior year period, an increase of 7.0%. Adjusting for certain special items, as described below, preliminary net income increased 4.0% to $31.1 million for the first six months of fiscal 2005 compared to $29.9 million in the same prior year period and preliminary diluted earnings per share were $0.70 compared to $0.68 in the same prior year period.

Results are preliminary because, during the course of the quarterly closing process and in conjunction with its review of its internal controls, the Company determined that it may have misapplied the accounting related to US shipping terms to customers and international distributors. The Company does not have written agreements with most customers, and as a result, in most of those cases, there is no documentation that specifies shipping terms other than the invoice, which states FOB plant. While the Company does not pay for shipping in most cases or insure the shipments, its practice has been to credit or replace lost or damaged shipments. During the past few years, amounts in respect of these credits and replacements have been less than 0.05% of US sales. Nevertheless, interpretations of Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104), issued by the Securities and Exchange Commission staff, could indicate that, because of this shipping practice, the Company's US sales are the equivalent of FOB destination orders.

The Company is currently assessing this matter and anticipates resolution by the time it files its second fiscal quarter Form 10-Q on Monday April 11, 2005. The Company's current assessment is that delivery time to US customers is two business days, and it is analyzing the delivery times to its international distributors and customers who are serviced from the US. Once this analysis is completed, the Company will be able to determine the extent of the adjustment to revenue and accounts receivable and whether or not the adjustment would be included in the second quarter of fiscal year 2005 or whether prior quarters and years would need to be restated. The Company believes that, if prior period financial statements were restated, the expected effect of a restatement on any quarter or year would not be material because a similar amount of days sales that would be excluded from a particular quarter would be recognized from the preceding quarter and the excluded amount would be recognized in the subsequent quarter. Accordingly, the increment effect on any quarter would be the difference between the adjustment at the beginning of the quarter and the corresponding adjustment at the end of the quarter. The Company's current estimate of the effect on the second quarter of fiscal year 2005, if prior quarters were not restated, is a reduction in net sales of $2.7 to $4.6 million and reduction in gross profit of $1.5 to $2.5 million or $0.02 to $0.04 reduction in diluted earnings per share.

Arrow's US sales in the second fiscal quarter, excluding its Stepic distributed products of $2.0 million, increased 0.4%, to $67.6 million from $67.3 million in the second quarter of fiscal 2004 and represented 59.6% of total net sales. Excluding sales of NEOCARE(R) and Stepic distributed products, the US sales growth rate for the second fiscal quarter would have been 2.9%. During the first six months of fiscal 2005, US sales, excluding Stepic distributed products of $3.9 million, increased 2.4% to $134.4 million compared to the same prior year period and represented 59.4% of total net sales.

US sales during the quarter were impacted by several factors. First, the Company believes that some customers have delayed purchasing the AutoCAT(R) 2 WAVE(TM) intra-aortic BALLOON PUMP until the Company's upgraded software becomes available this summer. Second, the Company's previously announced decision to cease manufacturing, shipping and selling of the NEOCARE(R) product line until it completes the integration of its NEOCARE(R) manufacturing operations and fully addresses the inspectional observations of the US Food and Drug Administration resulted in a temporary loss of NEOCARE(R) product sales during the quarter. Third, increased sales in Arrow's critical care business have put pressure on the Company's manufacturing capacity, which is currently being expanded to meet the growing demand.

Arrow's international sales in the second fiscal quarter increased 15.5% to $43.9 million from $38.0 million in the second quarter of fiscal 2004 and represented 38.7% of total net sales. The weakness of the US dollar compared to the same period last year, increased total international sales by $1.6 million, or 1.5%. International sales in the first six months of fiscal 2005 increased 18.8% to $87.9 million from $74.0 million in the same prior year period and represented 38.9% of total net sales. The weakness of the US dollar for the six-MONTH PERIOD, COMPARED TO THE SAME period of last year, increased total international sales by $3.5 million, or 1.7%. While total international sales have been strong, Arrow's sales in Japan have fallen short of the Company's targets due to unfavorable product mix and government mandated reductions in average selling price.

The table below shows Arrow's international sales for the second quarter and six months ended February 28, 2005 with comparisons to the prior period.

                                      Second Quarter                     Six Months
                                      --------------                     ----------
International Sales             FY05       FY04     % Growth      FY05       FY04     % Growth
(Dollars in millions)
  Europe                        $21.0      $17.6       19.3%      $41.0      $32.6       25.8%
  Asia and Africa                16.4       14.9       10.1%       34.1       30.5       11.8%
  International Americas          6.5        5.5       18.2%       12.8       10.9       17.4%
                                -----      -----                   ----       ----
  TOTAL                         $43.9      $38.0       15.5%      $87.9      $74.0       18.8%

Carl G. Anderson, Jr., Chairman and CEO, stated, "Our business remains strong and the steps we are taking to strengthen our Company for the long term, including improvements to our manufacturing and logistics operations and processes, will help us balance our capacity and ensure we are prepared to meet customer demand in the future. The second quarter fiscal year 2005 growth rate of our base business, adjusted for favorable exchange rates and excluding Stepic distributed products and NEOCARE(R) sales, was +5.9%. The core growth rate in the first six months of fiscal 2005 was +7.5%."

The table below shows sales of Arrow's critical care product platforms and cardiac care products for the second quarter and six months ended February 28, 2005 with comparisons to the prior periods.

                                                     Second Quarter                     Six Months
                                                     --------------                     ----------
Total Company Sales by Product Platforms       FY05       FY04     % Growth      FY05       FY04     % Growth
(Dollars in millions)
  Central Venous Catheters                     $59.3      $55.8        6.3%     $118.6     $109.4        8.4%
  Specialty Catheters                           35.6       33.2        7.2%       70.4       65.5        7.5%
  Stepic Distributed Products                    2.0        3.0      (33.3)%       3.9        6.1      (36.1)%
                                              ------      -----                 ------     ------
    Subtotal Critical Care                      96.9       92.0        5.3%      192.9      181.0        6.6%
  Cardiac Care                                  16.6       16.3        1.8%       33.3       30.4        9.5%
                                              ------     ------                 ------     ------
  TOTAL                                       $113.5     $108.3        4.8%     $226.2     $211.4        7.0%

Left Ventricular Assist System (LVAS) programs

In February 2005, two CorAide(TM) LVAS devices were implanted in patients at Bad Oyenhausen, Germany in conjunction with the Company's clinical trial and both patients are recovering as expected. There were no sales of the Company's LionHeart(TM) devices during either of the first two quarters of fiscal year 2005. As a result, the Company made a provision in its second fiscal quarter of $2.1 million, or $0.03 diluted earnings per share, for LionHeart(TM) inventory that is in excess of its anticipated requirements. The Company's remaining investment in the LionHeart(TM) includes $0.5 million in components and $2.1 million in manufacturing equipment. As previously announced, the Company has also commissioned a study of its entire Left Ventricular Assist System program by an outside consulting firm in order to provide additional perspective on the long-term commercial opportunity for these products and strategies for maximizing their potential. In connection with this review, Arrow's Board of Directors will be reviewing the status of the Company's LVAS programs at its regularly scheduled meeting on April 6 and 7 and, if the Board takes any material action that would change these programs, those actions will be announced by the Company at the conclusion of this meeting.

Project Operational Excellence

During the second fiscal quarter, Arrow took additional steps in implementing its previously announced program designed to help it achieve operational process excellence in four key areas: product quality, safety, customer service and cost. This program includes (1) restructuring the Company's manufacturing to increase production capacity and better align its production facilities with the geographical markets they serve, (2) improving the effectiveness of Arrow's production technology, and (3) developing and implementing business systems and structure to establish process excellence.

In connection with Arrow's efforts to enhance its quality systems and good manufacturing practice/quality system record (GMP/QSR) compliance, the Company has engaged Quintiles Consulting, a provider of global consulting services to the medical device, pharmaceutical and biologics industries, to assist Arrow's project teams. The Company intends to utilize the results of the Quintiles Consulting engagement to support its GMP/QSR compliance improvement efforts.

The estimated cost of this work was not included in previously announced targets for fiscal year 2005, and could reduce those targets by as much as $0.05 diluted earnings per share.

Summary of Results:

Charges excluded from the results in the following table for analytical purposes are: Company's voluntary early retirement program incurred in the second quarter of fiscal year 2005, provision for LionHeart(TM) inventory in excess of anticipated requirements incurred in the second quarter of fiscal year 2005, expenses for second generation LionHeart(TM) components incurred in the first and second quarters of fiscal year 2005, restructuring charges related to the manufacturing consolidation incurred in the first and second quarters of fiscal year 2005, and step-up of inventory purchased from AB Medica S.p.A. incurred in the first quarter of fiscal year 2005.


(Dollars in Millions, Except Per Share)               Second Quarter                       Six Months
                                                      --------------                       ----------
                                                FY05      FY04     % Growth        FY05       FY04     %Growth
Net sales                                      $113.5    $108.3        4.8%       $226.2     $211.4       7.0%

Income before tax, excluding charges            $22.9     $22.9           -        $45.5      $44.3       2.7%

Net income, excluding charges                   $15.9     $15.5        2.6%        $31.1      $29.9       4.0%

Diluted earnings per share, excluding           $0.36     $0.35        2.9%        $0.70      $0.68       2.9%
charges

Charges Excluded from Diluted Earnings Per
Share above in cents per share are:

Voluntary Early Retirement Plan                 $0.11         -          -         $0.11          -         -

LionHeart(TM) Inventory Reserve                 $0.03         -          -         $0.03          -         -

LionHeart(TM) Second Generation R&D             $0.02         -          -         $0.03          -         -

Manufacturing Restructuring                     $0.01         -          -         $0.02          -         -

AB Medica Inventory Step-Up                         -         -          -         $0.02          -         -

Diluted earnings per share                      $0.19         -          -         $0.49          -         -

Attached to this press release is the Company's reconciliation to Generally Accepted Accounting Principles, or GAAP, that presents the components of the items excluded in determining the Company's income before tax, net income and diluted earnings per share amounts in the above table.

Fiscal Year 2005 Targets

The Company's sales and earnings targets along with some of the key assumptions underlying these targets for fiscal year 2005 are shown in the table below, excluding charges for the Company's voluntary early retirement program, provision for LionHeart(TM) inventory in excess of anticipated requirements, expenses for second generation LionHeart(TM) components, restructuring charges related to manufacturing consolidation, step-up of inventory purchased from AB Medica S.p.A. incurred in the first six months of fiscal year 2005, and potential change in accounting related to shipping terms.

            FY05E

Net Sales         $460-$470

Diluted E.P.S.   $1.40-$1.45

Assumptions:
        1) Targets for fiscal year 2005 exclude restructuring charges related to the Company's manufacturing consolidation of $0.02 diluted earnings per share, voluntary early retirement program of $0.11 diluted earnings per share, expenses for second generation LionHeart(TM) components of $0.03 diluted earnings per share, provision for LionHeart(TM) inventory in excess of anticipated requirements of $0.03 diluted earnings per share, and AB Medica inventory step-up of $0.02.
        2) Gross margin of approximately 52% of sales in the 2005 fiscal year.
        3) Operating expenses of approximately 32% of sales for 2005 fiscal year.
        4) Operating income of approximately 20% of sales for 2005 fiscal year.
        5)      Effective tax rate of 32%.
        6) E.P.S. using 45,000,000 shares of common stock for the full 2005 fiscal year.

Patent Litigation

The Company has commenced a patent infringement lawsuit in the United States District Court in Baltimore, Maryland against Datascope Corp. of Montvale, New Jersey. The Company manufactures and sells the Arrow-Trerotola(TM) Percutaneous Thrombolytic Device (PTD(R)), which is used to mechanically declot native arterio-venous fistulae and synthetic hemodialysis grafts. The PTD was invented by Dr. Scott Trerotola while working at Johns Hopkins University. Johns Hopkins University, the owner of two patents covering the PTD, is also plaintiff and the Company is the exclusive licensee of the Trerotola patents. Arrow has alleged that Datascope infringes these two patents.

Balance Sheet

Cash at February 28, 2005 was $102.5 million, up from $75.6 million at February 29, 2004, while short-term debt of $32.0 million remained relatively flat compared to the prior fiscal year second quarter levels. Days sales outstanding decreased to 75 days versus 79 days in the prior fiscal year second quarter. Inventory turns of 2.8 times per year remained relatively consistent compared to prior year levels. The Company had no long-term debt at February 28, 2005

Stock Repurchase Program

In March 1999, the Company began open market purchases of its common stock pursuant to its previously announced program to repurchase up to 2 million shares of its common stock. In April 2000, the Company announced that it would repurchase up to another 2 million shares of its common stock under this program. As of February 28, 2005, the Company had purchased a total of 3,603,600 shares under this program, which remains in effect. The Company made no repurchases of shares of its common stock under this program in the second quarter of fiscal 2005.

Conference Call and Webcast

There will be a conference call and live webcast to discuss Arrow's second fiscal quarter results today, Monday, March 21, 2005, at 4:30 pm ET. The call and webcast can be accessed by dialing US/Canada Dial-In # 800-737-9483, International/Local Dial-In # 706-679-7371, Conference ID #4670248, or through HTTP://WWW.ARROWINTL.COM/PRESENTATIONS/.

Company Information

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on its website at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2004 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices;
(vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.

                                                ARROW INTERNATIONAL, INC.
                                                  RESULTS OF OPERATIONS
                                RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                                    FEBRUARY 28, 2005
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
                                                  QUARTER ENDED 2/28/05


                                              VOLUNTARY                     LIONHEART
                                                EARLY        LIONHEART        SECOND
                                              RETIREMENT     INVENTORY    GENERATION R&D    MANUFACTURING
                               AS REPORTED       PLAN         RESERVE                       RESTRUCTURING    AS ADJUSTED
Net Sales                         $113,488                                                                      $113,488

Gross Profit                       $55,411          $1,883        $2,079                                -        $59,373

Income Before Taxes                $12,331          $6,838        $2,079            $754             $931        $22,933

Net Income                          $8,762          $4,616        $1,403            $509             $628        $15,918

Diluted Earnings Per
Share                                $0.19           $0.11         $0.03           $0.02            $0.01          $0.36

Weighted average shares
used in computing
diluted earnings per
common share                        45,002          45,002        45,002          45,002           45,002         45,002


                                                      ARROW INTERNATIONAL, INC.
                                                        RESULTS OF OPERATIONS
                                     RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                                          FEBRUARY 28, 2005
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
                                                        YEAR TO DATE 2/28/05


                                          VOLUNTARY                     LIONHEART
                                            EARLY        LIONHEART        SECOND
                                          RETIREMENT     INVENTORY    GENERATION R&D   MANUFACTURING   INVENTORY
                           AS REPORTED       PLAN         RESERVE                      RESTRUCTURING    STEP-UP       AS ADJUSTED
Net Sales                     $226,213                                                                                   $226,213

Gross Profit                  $111,831          $1,883        $2,079               -               -       $1,467        $117,260

Income Before Taxes            $32,010          $6,838        $2,079          $1,748          $1,322       $1,467         $45,464

Net Income                     $22,045          $4,616        $1,403          $1,180            $892         $990         $31,126

Diluted Earnings Per
Share                            $0.49           $0.11         $0.03           $0.03           $0.02        $0.02           $0.70

Weighted average shares
used in computing
diluted earnings per
common share                    44,763          44,763        44,763          44,763          44,763       44,763          44,763


                                              ARROW INTERNATIONAL, INC.
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                     (UNAUDITED)


                                                           Three Months Ended               Six Months Ended
                                                       February 28,    February 29,    February 28,     February 29,
CONSOLIDATED STATEMENTS OF INCOME DATA:                    2005            2004            2005             2004
                                                       ------------    ------------    ------------     ------------
Net sales                                              $    113,488     $   108,294     $   226,213      $   211,395
Cost of goods sold                                           56,194          50,492         112,499           99,395
Early Retirement Plan Charges                                 1,883               -           1,883                -
                                                       ------------    ------------    ------------     ------------
   Gross profit                                              55,411          57,802         111,831          112,000
Operating expenses:
   Research and development and engineering                   6,785           6,383          14,704           13,227
   Selling, general and administrative                       30,589          28,448          59,311           54,186
   Early Retirement Plan Charges                              4,956               -           4,956                -
   Restructuring charges                                        930               -           1,321                -
                                                       ------------    ------------    ------------     ------------
Total operating expenses                                     43,260          34,831          80,292           67,413

Operating income                                             12,151          22,971          31,539           44,587
Interest, net                                                   (72)            195            (197)             304
Other (income) expenses, net                                   (108)           (125)           (274)              14
                                                       ------------    ------------    ------------     ------------

Income before income taxes                                   12,331          22,901          32,010           44,269
Provision for income taxes                                    3,569           7,443           9,965           14,387
                                                       ------------    ------------    ------------     ------------

Net income                                             $      8,762    $     15,458    $     22,045     $     29,882
                                                       ============    ============    ============     ============

Basic earnings per common share                               $0.20           $0.36           $0.50            $0.69
                                                              =====           =====           =====            =====

Diluted earnings per common share                             $0.19           $0.35           $0.49            $0.68
                                                              =====           =====           =====            =====

Weighted average shares used in computing
basic earnings per common share                              44,214          43,504          44,024           43,424
Weighted average shares used in computing
diluted earnings per common share                            45,002          44,203          44,763           44,093


                                                       February 28,      August 31,
Consolidated Balance Sheet:                                2005             2004
                                                       ------------     ------------
ASSETS
     Cash                                              $    102,482           94,176
     Receivables (net)                                       94,358           83,918
     Inventories                                            101,108           96,084
     Prepaid expenses and other                              20,929           15,898
                                                       ------------     ------------
     Total current assets                                   318,877          290,076

     Property, plant and equipment (net)                    149,084          136,978
     Other assets                                           126,289          122,154
                                                       ------------     ------------
     Total assets                                      $    594,250          549,208
                                                       ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
     Notes payable                                     $     29,032           26,020
     Other current liabilities                               51,857           51,418
     Current maturities of long-term debt                     2,998            3,036
     Other liabilities                                       28,906           22,403
                                                       ------------     ------------
     Total liabilities                                      112,793          102,877

Total shareholders' equity                                  481,457          446,331
                                                       ------------     ------------
     Total liabilities and shareholders' equity        $    594,250          549,208
                                                       ============     ============